Exhibit 99.1

 Tower Group, Inc. Announces Commutation and Novation Agreements with
  PXRE Reinsurance Company, Second Quarter Income from Investment in CastlePoint and Closing of the Acquisition of MIIX Insurance Company
                        of New York (''MIIX'')

    NEW YORK--(BUSINESS WIRE)--July 6, 2006--Tower Group, Inc. (NASDAQ:TWGP) today announced that it has concluded, through commutation agreements, PXRE Reinsurance Company's ("PXRE") participation under various reinsurance agreements with Tower Insurance Company of New York covering the 2001, 2002 and a portion of the 2003 policy periods. Ceded loss and loss adjustment expense reserve liabilities of $20.5 million, ceded paid losses of $2.4 million and ceding commission revenue of $8.6 million, totaling $31.5 million of unsecured recoverables were settled with a payment from PXRE of $26.7 million which represents an estimate of the present value of these recoverables. This resulted in a non-recurring $4.8 million pre-tax charge to be recognized in the second quarter of 2006. In addition, on the same date, novation agreements were executed with PXRE relating to other reinsurance agreements covering business written in 2001, 2002 and 2003 by other insurance companies managed on their behalf by Tower Risk Management Corporation, Tower's risk management subsidiary. As a result of the novations, Tower assumed liabilities of $12.0 million for which it received as consideration $11.4 million in cash and other assets. Tower incurred a non-recurring $0.6 million pre-tax charge for the difference between the assumed liabilities and the consideration received to be recognized in the second quarter of 2006. As a result of the commutation and novation agreements, which are effective as of June 29, 2006, PXRE is discharged from future obligations under the reinsurance agreements. There are no other agreements outstanding with PXRE.
    Michael Lee, Tower's President and CEO, noted that "while PXRE has been meeting its financial obligations to Tower, credit exposure from an unrated reinsurer was inconsistent with our financial management practices. Accordingly, we negotiated what we believe to be a fair settlement to eliminate the risk of greater loss."
    Tower also announced other significant non-recurring transactions that will affect pre-tax income. On April 5, 2006, Tower announced its $15 million investment in CastlePoint Holdings, Ltd. ("CPHL") and the capitalization of CPHL through a private equity offering, following which Tower's percentage ownership interest in CPHL stood at 8.6% of CPHL's common shares plus a warrant to acquire an additional 3.7% of CPHL's common shares. Relating to these transactions Tower will record a gain of $7.9 million in its second quarter pre tax-income arising from an increase in the value of its investment in CPHL's common shares. After CPHL completed its capitalization, CPHL's GAAP book value increased to approximately $265 million and the value of CPHL common shares held by Tower increased to $22.9 million representing a pre-tax gain of $7.9 million. Tower will also include in its second quarter pre-tax income between $3.8 and $4.6 million representing the estimated value of the warrant received.
    The following is a summary of the pre-tax effects of the transactions with PXRE and CPHL that will be reflected in Tower's second quarter operating results (in millions):

Pre-tax (loss) on commutation of reinsurance contracts with
 PXRE                                                           $(4.8)
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Pre-tax (loss) on novated reinsurance contracts with PXRE        (0.6)
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Pre-tax gain on investment in CPHL                                7.9
----------------------------------------------------------------------
Pre-tax gain on warrant received from CPHL                        3.8
----------------------------------------------------------------------
Net effect on pre-tax income                                    $ 6.3
----------------------------------------------------------------------

    On June 29, 2006 Tower completed its previously announced acquisition of MIIX Insurance Company of New York ("MIIX"), an insurance company with licenses in New York and New Jersey, after receiving approval from the New York State Department of Insurance. Tower paid $8.5 million at closing, which was equal to MIIX's statutory surplus plus $225,000. MIIX's assets consist of U.S. Treasury bonds and cash.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its two insurance company subsidiaries are Tower Insurance Company of New York which is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals and Tower National Insurance Company which is also rated A- (Excellent) by A.M. Best Company. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
    For more information visit Tower's Web site at http://www.twrgrp.com/.

    CONTACT: Tower Group, Inc.
             Thomas Song, 212-655-4789
             tsong@twrgrp.com